SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 1, 2010

NYTEX ENERGY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	53915	84-1080045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

12222 Merit Drive, Suite 1850
Dallas, Texas 75251
(Address of principal executive office)

Issuer's telephone number:  972-770-4700

Section 5 - Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2010, Nytex Energy Holdings, Inc., a Delaware corporation (the “Company”), received the resignation of Georgianna Hanes (“Hanes”) as the Company’s Chief Financial Officer, and in conjunction with this resignation, the Company appointed Kenneth Kase Conte (“Conte”) as its new Chief Financial Officer and Vice President.  As part of this transition, Hanes accepted the position of Controller, and agreed to continue in her roles as the Company’s Secretary and Treasurer.

In conjunction with Conte’s appointment, on June 1, 2010, the Company and Conte entered into an Employment Agreement (“Agreement”).  The term of the Agreement is two years, during which Conte’s initial base annual salary is $150,000.  In the event the Company terminates the Agreement without cause, as defined, a severance allowance equal to the remaining base salary owed through the end of the term is required.  The Agreement also sets forth certain negative covenants made by Conte regarding trade secret protection and non-competition, among other things, as more fully set forth in the Agreement, which is attached hereto as Exhibit 10.1.

Prior to joining the Company and since December 2005, Conte, age 51, served as Managing Director and Head of Mergers & Acquisitions for National Securities Corporation, formerly vFinance Investments, Inc., New York, NY.  From September 2003 to December 2005, Conte served as CEO and CFO of Windsor Technology, LLC, Rochester, NY.  From April 2001 to December 2005, Conte also served as Managing Partner of Argilus Investment Banking, Rochester, NY.  Furthermore, from December 1998 to April 2001, Conte served as Senior Vice President – Investment Banking for McDonald Investments, Inc., in Cleveland, Ohio.  Conte has also held management positions at the Corporate Banking and Finance Group for Key Bank in Rochester, at Shawmut’s LBO fund, and at The Chase Manhattan Bank.  Conte obtained his MBA in Finance at the William E. Simon Graduate School of Business Administration at the University of Rochester; a BBA in Accounting from Niagara University; and holds a FINRA Series 24 – Securities Principal license, a Series 7-General Securities Representative license, and a Series 63 General Securities Law license.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           Exhibits

Number                      Description
10.1                     Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2010	NYTEX ENERGY HOLDINGS, INC. /s/ Michael K. Galvis
Michael K. Galvis, Chief Executive Officer and President